UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
_________________

FORM 8-K
_________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 17, 2015
CORPORATE OFFICE PROPERTIES TRUST
CORPORATE OFFICE PROPERTIES, L.P.
(Exact name of registrant as specified in its charter)

Corporate Office Properties Trust	Maryland	1-14023	23-2947217
	(State or other jurisdiction of	(Commission File	(IRS Employer
	incorporation or organization)	Number)	Identification No.)

Corporate Office Properties, L.P.	Delaware	333-189188	23-2930022
	(State or other jurisdiction of	(Commission File	(IRS Employer
	incorporation or organization)	Number)	Identification No.)

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
(Address of principal executive offices)
(443) 285-5400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On December 17, 2015, Corporate Office Properties Trust (the “Trust”) and its operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership” and together with the Trust, the “Company”), entered into a term loan agreement (the “Term Loan”) with a group of lenders for which Capital One, National Association, PNC Capital Markets LLC and Regions Capital Markets, a division of Regions Bank, acted as joint lead arrangers and joint book runners, Capital One, National Association acted as administrative agent and PNC Bank, National Association and Regions Bank acted as syndication agents.  See the description of this matter in Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
On December 17, 2015, the Trust and the Operating Partnership and the other parties thereto entered into the Term Loan.  The Term Loan provides for a delayed-draw term loan facility between the lenders and the Operating Partnership with an initial commitment of $250.0 million, of which $100.0 million was drawn on December 17, 2015; the Operating Partnership has until September 17, 2016 to draw the unused initial commitment balance available under the Term Loan or the lenders’ initial commitments shall be permanently reduced by any remaining unused balance. The Term Loan also provides the Operating Partnership with the right to borrow up to an aggregate maximum loan of $400.0 million, less the amount of any voluntary prepayments of borrowings under the agreement, subject to certain conditions.  The Term Loan matures on December 17, 2022.  Loans under the Term Loan may be prepaid, in whole or in part, by the Operating Partnership but cannot be re-borrowed thereafter. Prepayments by the Operating Partnership prior to December 18, 2017 are subject to a penalty ranging between 1% and 2% of the amount of principal prepaid (depending on the timing of such prepayment).

The variable interest rate on the facility is based on one of the following, to be selected by the Operating Partnership: (1) the LIBOR rate for the interest period designated by the Operating Partnership (customarily the 30-day rate) plus 1.40% to 2.35%, as determined by the credit ratings assigned to the Operating Partnership by Standard & Poor’s Ratings Services, Moody’s Investors Service, Inc. or Fitch Ratings Ltd. (collectively, the “Ratings Agencies”); or (2)(a) the greater of: (i) the prime rate of the lender then acting as the administrative agent, (ii) the Federal Funds Rate, as defined in the Term Loan, plus 0.50% or (iii) the LIBOR rate for a one-month interest period plus 1.0%; plus (b) 0.40% to 1.35%, as determined by the credit ratings assigned to the Operating Partnership by the Ratings Agencies.  Interest is payable at the end of each interest period, and principal outstanding under the agreement is payable on the maturity date.  The Term Loan also carries a quarterly fee from December 17, 2015 to September 17, 2016 that is based on the amount of any unused initial commitment balance available multiplied by a per annum rate of 0.25%.

Under the Term Loan, the Company must comply with customary operating covenants.  In addition, the Term Loan contains financial covenants, which are summarized as follows (all capitalized terms used herein are defined in the Term Loan).  Neither the Trust nor the Operating Partnership shall permit:

•	the ratio of (1) Total Indebtedness to (2) Total Asset Value, to exceed 0.60 to 1.0 at any time.

•
the ratio of (1) Adjusted EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter of the Parent most recently ending to (2) Fixed Charges for such period, to be less than 1.50 to 1.00 at any time.

•	the ratio of (1) Secured Indebtedness of the Parent and its Subsidiaries determined on a consolidated basis to (2) Total Asset Value, to be greater than 0.40 to 1.00 at any time.

•	the ratio of (1) Unsecured Indebtedness of the Parent and its Subsidiaries to (2) Unencumbered Asset Value, to be greater than 0.60 to 1.00 at any time.

•	the ratio of (1) Unencumbered Adjusted NOI for the fiscal quarter of the Parent most recently ending to (2) Unsecured Interest Expense for such period, to be less than 1.75 to 1.00 at any time.

•	Tangible Net Worth at any time to be less than (1) $1.3 billion plus (2) 75% of the Net Proceeds of all Equity Issuances effected by the Parent or any Subsidiary after the Effective Date.

The Term Loan is subject to customary events of default.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	CORPORATE OFFICE PROPERTIES TRUST		CORPORATE OFFICE PROPERTIES, L.P.
By: Corporate Office Properties Trust,
its General Partner

	/s/ Anthony Mifsud		/s/ Anthony Mifsud
	Anthony Mifsud		Anthony Mifsud
	Executive Vice President and Chief Financial Officer		Executive Vice President and Chief Financial Officer

Dated:	December 23, 2015	Dated:	December 23, 2015